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                         SYLVAN LEARNING SYSTEMS, INC.

                           Offer to Purchase for Cash
                        by Sylvan Learning Systems, Inc.
                   up to 6,000,000 Shares of its Common Stock
           (Including the Associated Preferred Stock Purchase Rights)
   at a Purchase Price not Greater than $15.00 nor Less than $13.50 Per Share

        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
         12:00 MIDNIGHT, EASTERN TIME, ON THURSDAY, SEPTEMBER 7, 2000,
                         UNLESS THE OFFER IS EXTENDED.

To the Participants in Sylvan's 401(k) Retirement Savings Plan:

   Enclosed for your consideration are the Offer to Purchase dated August 10, 2000 and the related Letter of Transmittal in connection with the offer by Sylvan Learning Systems, Inc., a Maryland corporation, to purchase shares of its common stock, $0.01 par value per share. Sylvan is offering to purchase up to 6,000,000 shares at a price not greater than $15.00 nor less than $13.50 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares. As a participant in Sylvan's 401(k) Retirement Savings Plan, you may tender shares that are held on your behalf in the savings plan. If you wish to do so, you must direct the plan trustee, the holder of record, to do so on your behalf by following the instructions in this letter.

   If you do not wish to direct the sale of any portion of the shares in your savings plan account, you do not need to take any action. If you would like to direct the sale of some or all of the shares held on your behalf in your savings plan account in response to this offer, detailed instructions on how to tender those shares are set forth below.

   The Offer. Sylvan will select the lowest purchase price that will allow it to buy 6,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. Sylvan will pay the same price for all shares purchased in the offer. All shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased, subject to the conditions of the offer and the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase. If more than the number of shares Sylvan seeks are properly tendered, Sylvan will not purchase all of the shares tendered at or below the purchase price because of proration. Shares tendered at prices in excess of the purchase price that is determined by Sylvan and shares not purchased because of proration or conditional tenders will be returned as promptly as practicable following the expiration of the offer.

   Sylvan's offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the offer. All shares tendered and purchased will include the associated preferred stock purchase rights issued pursuant to the Amended and Restated Rights Agreement dated as of December 18, 1999, between Sylvan and First Union National Bank, as rights agent, and, unless the context otherwise requires, all references to shares include the associated preferred stock purchase rights.

   Sylvan reserves the right, in its sole discretion, to purchase more than 6,000,000 shares pursuant to the offer.

   You must carefully follow the instructions below if you want to direct the trustee to tender some or all of the shares held on your behalf in your savings plan account. Failure to follow the instructions below properly may make you ineligible to direct the trustee to tender the shares held in your savings plan account in the offer. Putnam Fiduciary Trust Company, as trustee of the savings plan, is the holder of record of the shares held in your savings plan account. Pursuant to your instructions, Putnam Fiduciary Trust Company will complete a Letter of Transmittal with respect to the shares held on your behalf in your savings plan account. A tender of the shares held on your behalf in your savings plan account can be made only by Putnam Fiduciary Trust Company, as the trustee of the savings plan and the registered holder of the shares.

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   If you tender shares, the tender proceeds will be reinvested pro-rata in accordance with your current investment directions for new elective deferral contributions. However, if your current investment directions for new elective deferral contributions provide that some or all of your contributions are to be invested in Sylvan common stock, then that portion of the tender proceeds will be invested in the Putnam Stable Value Fund. Once the tender proceeds have been credited to your savings plan accounts, you may reallocate your investments among the various investment funds under the savings plan in the usual manner.

   Because the terms and conditions of the Letter of Transmittal will govern the tender of the shares held in the savings plan, you should read the Letter of Transmittal carefully. The Letter of Transmittal, however, is furnished to you for your information only and cannot be used by you to tender shares that are held on your behalf in your savings plan account. You should also read the Offer to Purchase carefully before making any decision regarding the offer.

   The offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of common stock of Sylvan. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of Sylvan residing in any jurisdiction in which the making of the offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction.

   Tendering Shares. To instruct the trustee to tender any or all of the shares held on your behalf in your savings plan account, you must complete the enclosed Directions Form and return it to First Union National Bank in the enclosed self-addressed envelope.

   Please note the following:

   1. If you wish to tender some or all of the shares held on your behalf in your savings plan account, First Union National Bank must receive your Directions Form at least three business days before the expiration of the offer, otherwise the trustee will not tender any shares held on your behalf in the savings plan. The offer, proration period and withdrawal rights will expire at 12:00 Midnight, Eastern time, on Thursday, September 7, 2000, unless the offer is extended. Consequently, your Directions Form must be received by First Union National Bank no later than 12:00 Midnight, Eastern time on Friday, September 1, 2000.

   2. Shares held on your behalf in your savings plan account may be tendered at prices not greater than $15.00 nor less than $13.50 per share.

   3. The savings plan is prohibited from selling shares to Sylvan for a price that is less than the prevailing market price. Accordingly, if you elect to tender shares at a price that is lower than the prevailing price of Sylvan's common stock on the Nasdaq Stock Market at the expiration of the offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than that closing price.

   4. The offer is for up to 6,000,000 shares, constituting approximately 14% of the shares outstanding as of August 9, 2000. The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions described in the Offer to Purchase.

   5. Sylvan's Board of Directors has approved the making of the offer. However, neither Sylvan nor Sylvan's Board of Directors nor the Dealer Manager is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price you should choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.

   6. Your tender instructions will be held in strict confidence by the trustee and First Union National Bank and will not be divulged or released to any directors, officers or employees of Sylvan except as required by law.

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   7. Tendering shareholders will not be obligated to pay any brokerage fees or commissions or solicitation fees to the Dealer Manager, Depositary, Information Agent or Sylvan or, except as described in the Letter of Transmittal, stock transfer taxes on the transfer of shares pursuant to the offer.

   8. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you instruct the trustee to tender the shares held on your behalf in your savings plan account, and you subsequently decide to change your instructions or withdraw your tender of shares, you may do so by submitting a new Directions Form. However, the new Directions Form will be effective only if it is received by First Union National Bank, at the address on the back cover of the Offer to Purchase, on or before 12:00 Midnight, Eastern time on Friday, September 1, 2000, three business days before the expiration of the offer. The offer is scheduled to expire at 12:00 Midnight, Eastern time, on Thursday, September 7, 2000. Upon receipt of a timely submitted, new Directions Form, your previous instructions to tender the shares will be deemed canceled. If your new Directions Form directed the trustee to withdraw from tender the shares held on your behalf in your savings plan account, you may later re-tender those shares by submitting another Directions Form so long as it is received by First Union National Bank on or before three business days before the expiration of the offer. Additional Directions Forms may be obtained by calling D.F. King & Co., Inc., the Information Agent, at (800) 207-2014.

   Unless you direct the trustee on the enclosed Directions Form to tender the shares held on your behalf in your savings plan account, no shares will be tendered.

   If you have any questions about the offer or any of the other matters discussed above, please call D.F. King & Co., Inc., the Information Agent, at
(800) 207-2014.

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                                DIRECTIONS FORM
                 WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
                        BY SYLVAN LEARNING SYSTEMS, INC.
                   UP TO 6,000,000 SHARES OF ITS COMMON STOCK

   The undersigned acknowledges receipt of the accompanying letter and enclosed Offer to Purchase, dated August 10, 2000, and the related Letter of Transmittal and Letter to the Participants in Sylvan's 401(k) Retirement Savings Plan in connection with the offer by Sylvan Learning Systems, Inc., a Maryland corporation, to purchase up to 6,000,000 shares of its common stock, $0.01 par value per share.

   These Instructions will instruct Putnam Fiduciary Trust Company, as trustee of Sylvan's 401(k) Retirement Savings Plan and holder of record, to tender unconditionally the number of shares indicated below (or if no number is indicated below, all shares) held by Putnam for the undersigned's 401(k) Retirement Savings Plan account upon the terms and subject to the conditions set forth in the Offer to Purchase.

NOTE: Shares allocated to participant accounts for which Putnam does not receive directions will not be tendered.

Number of Shares Tendered Unconditionally:              Shares
(Please indicate the number of Shares you wish Putnam to tender from your 401(k) Retirement Savings Plan account. If this space is left blank, Putnam will tender unconditionally all shares from your 401(k) Retirement Savings Plan account.)

Requested Tender Price Per Share:           Per Share
(The requested price per share must be in increments of $0.125, starting at $13.50 per share up to and including $15.00 per share.)

                                     Dated _____________________________ , 2000

                                     ------------------------------------------
                                                    (Signature)

                                     Print Name: ______________________________

                                     Print Social Security Number: ____________

                                     Address: _________________________________

                                     Daytime Telephone Number
                                     with Area Code: __________________________

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